Exhibit 23.1

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Bridgeline Digital, Inc. on Form S-3/A (File No. 333-230816 and File No. 333-239104) of our report dated May 29, 2019 with respect to our audit of the financial statements of Stantive Technologies Group Inc. (the "Company"), which includes an explanatory paragraph as to the Company's ability to continue as a going concern, as of December 31, 2018 and for the year then ended, which report appears in the amended Form 8-K of Bridgeline Digital, Inc. filed with the U.S. Securities and Exchange Commission on May 29, 2019.

/s/Marcum LLP

Boston, MA

August 17, 2020